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Exhibit (a)(1)(iv)

Offer to Purchase for Cash
by
GSI Technology, Inc.

of
Up to $25,000,000 of Shares of Its Common Stock
at a Purchase Price Not Greater than $6.70 per Share
nor Less than $6.50 per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 6, 2014, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE "EXPIRATION TIME").

July 9, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        GSI Technology, Inc., a Delaware corporation ("GSI"), has appointed us to act as Dealer Manager in connection with its offer to purchase shares of its common stock, par value $0.001 per share (the "Shares"), for cash up to an aggregate purchase price of $25 million. GSI will purchase Shares at a price not greater than $6.70 nor less than $6.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 9, 2014 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal", which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the "Offer"). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

        GSI will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. GSI will select the lowest purchase price, not greater than $6.70 per Share nor less than $6.50 per Share, that will allow it to purchase Shares having an aggregate purchase price of $25 million, or a lower aggregate purchase price depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). If, based on the Final Purchase Price, Shares having an aggregate purchase price of less than $25 million are properly tendered and not properly withdrawn, GSI will buy all Shares properly tendered and not properly withdrawn, subject to the terms and conditions of the Offer. All Shares properly tendered prior to the Expiration Time at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, GSI may not purchase all of the Shares tendered at or below the Final Purchase Price if based on the Final Purchase Price, Shares having an aggregate purchase price in excess of $25 million are properly tendered and not properly withdrawn. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. GSI reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price payable for Shares sought in the Offer, in each case subject to applicable law. GSI may increase the aggregate purchase price payable for Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

        GSI reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, in each case subject to applicable law.

        Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate purchase price in excess of $25 million (or such greater aggregate purchase price as GSI may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, GSI will purchase such Shares in the following order of priority: (i) GSI will purchase all Shares properly tendered and not properly withdrawn by any holder of an "odd lot" of less than 100 Shares who tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference) and who completes the section captioned "Odd Lots" in the Letter of Transmittal; (ii) after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, GSI will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit GSI to purchase Shares having an aggregate purchase price of $25 million (or such greater aggregate purchase price as GSI may elect, subject to applicable law), GSI will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though such Shares were tendered at prices at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration or conditional tenders will be returned to the tendering stockholders at GSI's expense promptly after the Expiration Time. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

        GSI's directors and executive officers have advised GSI that they do not intend to tender their Shares in the Offer. In addition, GSI is not aware of any of its affiliates that intend to tender any Shares in the Offer. See Section 11 of the Offer to Purchase.

        For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary") before the Expiration Time or if the procedure for book-entry transfer cannot be completed before the Expiration Time;

          4.     A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 6, 2014, UNLESS THE OFFER IS EXTENDED.

        For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Shares, or a confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent's Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 P.M., New York City time, on Wednesday, August 6, 2014 by the Depositary at an applicable address set forth on the back cover of the Offer to Purchase; or (2) stockholders whose certificates for Shares are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Time must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        GSI will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. GSI will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other persons for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other person has been authorized to act as the agent of GSI, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. GSI will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials to the Information Agent, MacKenzie Partners, Inc., at: (212) 929-5500.

        Very truly yours,

        Needham & Company, LLC

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF GSI, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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  Exhibit (a)(1)(iv)
Offer to Purchase for Cash by GSI Technology, Inc. of Up to $25,000,000 of Shares of Its Common Stock at a Purchase Price Not Greater than $6.70 per Share nor Less than $6.50 per Share